Exhibit 99.1

FOR IMMEDIATE RELEASE

Sunny Uberoi
Media Relations
917.443.3325
suberoi@antigenics.com

Robert Anstey
Investor Relations
800.962.2436
ir@antigenics.com

Antigenics to Raise $26 Million in Private Placement

NEW YORK – January 9, 2008 – Antigenics Inc. (NASDAQ: AGEN) today announced that it has entered into agreements to receive $26.1 million from certain investors in a private placement, subject to customary closing conditions. The company will be selling approximately 8.7 million shares of its common stock at a price of $3.00 per share, which represents a 40 percent premium above the closing sale price of the company’s stock on January 8, 2008. The investors in this private placement will also receive 10-year warrants to purchase up to approximately 8.7 million additional shares of common stock at an exercise price of $3.00 per share.

Under the terms of the offering, investors will also receive unit warrants to purchase up to approximately 8.7 million additional shares of common stock for $3.00 per share. These unit warrants would be triggered by the completion of another qualifying financing transaction within two years of the closing date of the private placement. Upon exercise of the unit warrants, investors would receive additional 10-year warrants to purchase up to approximately 8.7 million shares of common stock for $3.00 per share.

The lead institutional investor in the offering is Invus Public Equities, LP, with participation from Oracle Investment Management, Inc. and other accredited investors. Garo H. Armen, PhD, chairman and CEO of Antigenics, served as the sole private investor. The company anticipates that the private placement will close today.

“I am delighted to be working with a group of highly respected investors who share our belief in Antigenics’ potential,” said Dr. Armen. “Their value orientation and diligence make this financing particularly compatible with the creation of long-term value for our shareholders.”

There are no broker fees or commissions associated with the placement. The company intends to use part of the proceeds to fund key commercial and regulatory efforts, including the potential launch of Oncophage® (vitespen) cancer vaccine in Russia and possible filings in Europe and Canada.

The securities issued in the private placement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws, and accordingly may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state and securities laws. The company has agreed to file a registration statement with the Securities and Exchange Commission registering the resale of the shares of common stock issued in this private placement and the shares of common stock issuable upon exercise of the warrants issued in this private placement.

About Antigenics

Antigenics (NASDAQ: AGEN) is a biotechnology company working to develop treatments for cancers and infectious diseases. The company’s investigational product portfolio includes Oncophage® (vitespen), a patient-specific therapeutic cancer vaccine being evaluated in several indications; Aroplatin™ (L-NDDP), a liposomal, third-generation platinum chemotherapeutic; AG-707, a therapeutic vaccine for the treatment of genital herpes; and QS-21, an adjuvant being evaluated by Antigenics’ corporate partners in more than 20 indications, several in late-stage clinical trials. For more information, please visit antigenics.com.

This press release contains forward-looking statements, including statements regarding a financing of the company and the potential conversion of warrants and warrant units into common stock of the company for additional consideration. The financing, including the conversion of warrants and warrant units, and the timing for any such conversion, is dependent on risks and uncertainties, including, among others, the satisfaction of certain closing conditions in respect of the financing; the valuation of the company’s common stock; future financing activities of Antigenics, the development and commercialization of the company’s products, including, without limitation, the potential launch of Oncophage in Russia and the potential filing of Oncophage in Europe and Canada; decisions by collaborative partners and licensees; decisions by regulatory agencies; timing and results of clinical and preclinical studies; and the factors described in the Risk Factors section of Antigenics’ Form 10-Q as filed with the Securities and Exchange Commission on November 14, 2007. Antigenics cautions investors not to place considerable reliance on the forward-looking statements contained in this press release. These statements speak only as of the date of this do current, and Antigenics undertakes no obligation to update or revise the statements. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Antigenics’ business is subject to substantial risks and uncertainties, including those identified above.

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